EXHIBIT 99.1

 WEINGARTEN REALTY
2600 Citadel Plaza Drive
P.O. Box 924133
Houston, Texas 77292-4133

NEWS RELEASE

Information: Kristin Gandy, Director of Investor Relations, Phone: (713) 866-6050

Weingarten Realty Announces Fourth Quarter and
Full Year 2008 Results

Houston, TX, February 20, 2009: Weingarten Realty (NYSE: WRI) announced today the results of its fourth quarter and full year ended December 31, 2008.

As a result of certain non-recurring, non-cash charges the Company reported a net loss to common shareholders for the quarter ended December 31, 2008 totaling $9.7 million, or $0.11 per diluted share, compared to net income available to common shareholders of $58.8 million, or $0.67 per diluted share, for the quarter ended December 31, 2007.  Net income available to common shareholders for the year ended December 31, 2008 totaled $115.1 million, or $1.36 per diluted share, compared to net income available to common stockholders of $217.0 million, or $2.44 per diluted share, for the year ended December 31, 2007.  Excluding non-recurring items, net income for the quarter would have been $0.47 per diluted share for the quarter and $2.03 per diluted share for the year.

Fund from Operations ("FFO"), again considering the non-recurring, non-cash charges for the quarter ended December 31, 2008, totaled $12.5 million, or $0.14 per diluted share compared to $68.3 million, or $0.78 per diluted share for quarter ended December 31, 2007. For the year ended December 31, 2008, FFO totaled $207.1 million, or $2.44 per diluted share compared to $272.1 million or $3.06 per diluted share in 2007.  Excluding non-recurring items discussed below, FFO for the quarter would have been $0.72 per diluted share for the quarter and $3.11 per diluted share for the year.

Net Income and FFO for both the quarter and the year were negatively affected by non-recurring items totaling $0.58 per diluted share for the quarter and $0.67 per diluted share for the year.  The vast majority of these items are non-cash and the details are as follows:

•	A non-cash impairment charge in the fourth quarter of $46.1 million, net of taxes, or $0.54 per share, related primarily to land held for future development.
•	Non-cash write-off of predevelopment costs totaling $13.8 million or $0.16 per share for the quarter and $16.8 million or $0.20 per share for the year.
•
Losses on assets held in a grantor trust related to the supplemental executive retirement plan totaling $2.7 million or $0.03 per share for the quarter and $5.1 million or $0.06 per share for the year.  Subsequent to year-end, the investments in the plan were sold, thus eliminating any future earnings volatility.

•
A severance charge related to a workforce reduction of $1.5 million or $0.02 per share for the quarter and $2.4 million or $0.03 per share for the year offset by a reduction in accruals for incentive compensation of $3.1 million or $0.04 per share for the quarter and $4.2 million or $0.05 per share for the year.

•
As reported in prior quarters, Hurricane Ike costs totaled $0.02 per share for the year and non-cash write-offs of original issuance costs related to the retirement of the Company’s Preferred G shares also totaled $0.02 per share.

•	A gain of $10.7 million or $0.13 per share in the fourth quarter from the early retirement of a portion of the Company's 3.95% convertible bonds at a discount to par value.
•	Gains on the settlement of an interest rate swap agreement of $2.8 million or $0.03 per share in the second quarter of 2008.

A reconciliation schedule of FFO excluding non-recurring items is included with this earnings press release following the financial statements.

The quarter included several highlights, including the following:

•	In October the Company issued $100 million of new common equity,
•	Received cash of $121.8 million thus far for the ten properties sold in connection with the formation of a joint venture with a subsidiary of the Hines REIT Properties LP., and
•	Stabilized a Super Target anchored new development owned in a 50% joint venture in Florida representing a net investment of $13 million.

Existing Portfolio
Overall occupancy for the operating portfolio was 92.6% at the end of the fourth quarter of 2008 compared to 94.4% for the fourth quarter in 2007. Occupancy for the retail properties was 93.0% compared to 94.5% in the third quarter of 2008, while industrial occupancy was 91.6% compared to 91.4% in the previous quarter.

For the full year 2008, the Company completed 1,243 new leases and renewals, totaling 6.3 million square feet.  The average rental rate for leases that commenced in the fourth quarter increased 9.3% on a same space GAAP basis and 6.8% on a cash basis.

Same property net operating income was down 3.5% from the fourth quarter of last year and down 0.4% for the full year 2008 due to increased bad debt expense and retailer fallouts.

“The forecast for 2009 remains challenging,” states Johnny Hendrix, Executive Vice President of Asset Management.  “However, I am confident that due to the quality of our shopping centers, which are primarily anchored by supermarkets, we will continue to remain resilient.  Our very experienced and focused group of associates are executing the basic fundamentals, like cold calling, leasing space, collecting rent, and maintaining our centers every day.”

New Development
The Company currently has 25 properties under developments and WRI’s pro-rata share represents an investment of $471 million upon completion.  From this pipeline we are projecting that 5 of our 25 projects will be stabilized by the end of 2009, of which one is an industrial project that we feel confident will stabilize by year end, and four shopping centers that are currently 92% leased including tenant owned square footage.  At year end, the leasing level of the entire development pipeline inclusive of anchor owned parcels projected to stabilize over the next four years stood at 61%.  As of the end of the fourth quarter, WRI had already invested $366 million as its pro-rata share.  To complete these projects WRI needs to invest only an additional $105 million which equates to 78% funded.

“In the fourth quarter, the company completed one significant development,” said Robert Smith, Senior Vice President and Director of New Development.  “Palm Coast Landing at Town Center Phase I a 359,000 square foot power center located in Palm Coast, Florida, is a 50% joint venture and is anchored by a Super Target, Ross, TJ Maxx, Petsmart, Michaels, and Books a Million. Our investment in this center totaled $13 million, has a yield of 9.7%, and a current occupancy level in excess of 97%.”

“Likewise we were pleased that for the full year, the company stabilized six projects with a total investment of $90 million and returns averaging 9.1%.  Although we did not complete any merchant build transactions in the fourth quarter, our merchant build efforts for the year contributed FFO of $.09 per share after tax,” stated Smith.

The Company achieved completions of $146 million for the year, exceeding guidance of $110 - $130 million. The anticipated range for completions in 2009 is estimated at $100 – 130 million.

Impairments
Given the current economic environment and, more specifically, the depressed state of commercial real estate, the Company performed a review of its operating assets, new development properties, land held for future development and its investments in unconsolidated real estate joint ventures and partnerships for impairment. Based on this analysis, the Company recorded non-cash impairment charges, net of taxes, of $46.1 million or $0.54 per diluted share in the fourth quarter.  The impairment charges were almost exclusively on land held for future development.

Additionally, in the fourth quarter the Company wrote off predevelopment costs of new development projects it no longer intends to pursue totaling $13.8 million or $0.16 per share.  For the full year the write-off totaled $16.8 million or $0.20 per share.  These charges are also non-cash in nature.  After these charges, the Company has no remaining pursuit costs at risk on its balance sheet.

Portfolio Enhancements
In November the Company entered into a joint venture with a subsidiary of Hines REIT Properties, LP where they would acquire from the Company a 70% interest in a portfolio of 12 shopping centers. The aggregate transaction price was approximately $271 million.  The transaction closed on multiple dates. To date, the joint venture has closed on ten of the properties for approximately $228 million; the purchase of the remaining two properties will be closed upon finalization of their loan assumptions within the next 30 days.  In December this joint venture also completed a $100 million secured financing on the properties.

"WRI is extremely pleased to become partners with a world-class organization that also has its deep roots in our wonderful headquarters city of Houston. We believe this transaction will provide stable and growing returns to the joint venture while also meeting our objective of recycling capital, providing liquidity and building our assets under management," stated Drew Alexander, President and CEO of WRI.

In November the Company closed the disposition of a non-core property in Louisiana for $30 million. Year-to-date, dispositions excluding sales to joint ventures totaled $144 million, representing ten properties and 1.1 million square feet. These dispositions generated gains on sale of $69 million. There were no acquisitions in the fourth quarter.

Balance Sheet Strength
In October the Company’s strong balance sheet was further enhanced by the issuance of 3,000,000 common shares of beneficial generating net proceeds of $98.1 million.  The proceeds were used to repay indebtedness outstanding under the Company’s revolving credit facility.

“We are very pleased to have raised additional common equity in this very challenging financial market. This capital further enhances our liquidity and already strong balance sheet. Debt maturities for 2009 and 2010 are very manageable at $97.0 million and $128 million respectively, and the Company has investment grade credit ratings from both Standard & Poor’s and Moody’s supported by a fixed charge coverage ratio of 2.0x.  In addition, we currently have $2.7 billion in unencumbered properties that could be mortgaged should we need to raise additional capital,” stated Steve Richter, Executive Vice President and Chief Financial Officer.

Dividends
The Board of Trust Managers of Weingarten Realty Investors declared a first quarter dividend of $0.525 per share to holders of record as of March 6, 2009 of its Common Shares of Beneficial Interest.  The dividend is to be paid on March 16, 2009.

The Board of Trust Managers also declared dividends on the Company’s preferred shares. Dividends related to the 6.75% Series D Cumulative Redeemable Preferred Shares (NYSE:WRIPrD) are $0.421875 per share for the quarter. Dividends on the 6.95% Series E Cumulative Redeemable Preferred Shares (NYSE:WRIPrE) are $0.434375 per share for the same period. Dividends on the 6.50% Series F Cumulative Redeemable Preferred Shares (NYSE:WRIPrF) are $0.40625 per share. All preferred share dividends are payable on March 16, 2009 to shareholders of record on March 6, 2009.

In an effort to further enhance our liquidity and equity position, the Board of Trust Manager also approved the issuance of up to $125 million of common shares under a continuous equity issuance program.

Outlook
“We are in a very challenging economic environment which is impacting our results in the short term. In this environment, we have kept our focus on leasing and maintaining the occupancy of our existing portfolio, completing our existing new development pipeline, deploying our capital wisely and increasing our liquidity. The economic picture does not look promising.  However, we all know that we will emerge from this recession.  I feel this company is extremely well positioned to perform well despite continued market pressure because we have great Properties, People and basic operating Practices,” said Alexander. “I take comfort in initiatives that have made this company strong for over 60 years now, through both good and difficult times.  Weingarten has a truly superior management team, a diversified portfolio that is strategically located primarily in metropolitan areas and over 70% of our net operating income comes from shopping centers that have a supermarket component, the most recession-resilient product type in our sector.”  The Company believes FFO will be in the range of $2.30 to $2.60 including gains from merchant development sales of $0.10 per share.

Conference Call Information
The Company also announced that it will host a live webcast of its quarterly conference call on February 23, 2009 at 10:00 a.m. Central Time. The live webcast can be accessed via the Company’s Web site at www.weingarten.com. A replay is also available through the Company’s Web site starting approximately two hours following the live call or can be heard by calling 800-642-1687, identification number 81399595 until 11:59 PM Central Time on February 24, 2009.

About Weingarten Realty Investors
As one of the largest real estate investment trusts listed on the New York Stock Exchange, Weingarten Realty (NYSE:WRI) is celebrating its 60th anniversary as a commercial real estate owner, manager and developer, formed in 1948. Focused on delivering solid returns to shareholders, Weingarten is actively developing, acquiring, and intensively managing properties in 23 states that span the United States from coast-to-coast. The Company’s portfolio of 404 properties includes 323 neighborhood and community shopping centers and 81 industrial properties. Including tenant-owned square footage, the Company’s portfolio currently totals approximately 73 million square feet under management. Weingarten has one of the most diversified tenant bases of any major REIT in its sector, with the largest of its 5,300 tenants comprising less than 3% of its rental revenues. To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com.

Forward-Looking Statements
Statements included herein that state the Company’s or Management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company’s performance.

Financial Statements
Weingarten Realty Investors
(in thousands, except per share amounts)

		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
	STATEMENTS OF CONSOLIDATED INCOME AND	2008	2007	2008	2007
	FUNDS FROM OPERATIONS	(Unaudited)		(Unaudited)
	Rental Income	$147,576	$146,913	$600,918	$570,487
	Other Income	3,601	3,570	14,050	13,280
	Total Revenues	151,177	150,483	614,968	583,767
	Depreciation and Amortization	37,617	32,993	155,912	128,061
	Operating Expense	38,740	29,384	118,477	103,737
	Ad Valorem Taxes	17,107	15,089	73,026	66,649
	General and Administrative Expense	5,987	7,329	25,761	26,979
	Impairment Loss	52,539		52,539
	Total Expenses	151,990	84,795	425,715	325,426
	Operating Income (Loss)	(813)	65,688	189,253	258,341
	Interest Expense	(35,637)	(38,646)	(148,475)	(148,829)
	Interest and Other Income, net	414	1,648	4,334	8,486
	Gain on Redemption of Convertible Senior Unsecured Notes	10,658		10,658
	Equity in Earnings (Loss) of Real Estate Joint Ventures and Partnerships, net	(3,341)	7,340	12,196	19,853
	Income Allocated to Minority Interests	(1,975)	(2,559)	(8,943)	(10,237)
	Gain on Sale of Properties	1,897	1,076	1,998	4,086
	Gain on Land and Merchant Development Sales	102	8,235	8,342	16,385
	Benefit (Provision) for Income Taxes	13,139	(2,140)	10,148	(4,073)
	Income (Loss) From Continuing Operations	(15,556)	40,642	79,511	144,012
	Operating Income (Loss) From Discontinued Operations	(22)	1,975	3,448	10,346
	Gain on Sale of Properties From Discontinued Operations	14,739	23,975	68,722	83,659
	Income from Discontinued Operations	14,717	25,950	72,170	94,005
	Net Income (Loss)	(839)	66,592	151,681	238,017
Less:	Preferred Share Dividends	8,869	8,890	34,711	25,375
	Redemption Costs of Preferred Shares			1,850
	Net Income (Loss) Available to Common Shareholders--Basic	$(9,708)	$57,702	$115,120	$212,642
	Net Income (Loss) Per Common Share--Basic	$(0.11)	$0.68	$1.36	$2.49
	Net Income (Loss) Available to Common Shareholders--Diluted	$(9,708)	$58,798	$115,120	$217,049
	Net Income (Loss) Per Common Share--Diluted	$(0.11)	$0.67	$1.36	$2.44

	Funds from Operations:
	Net Income (Loss) Available to Common Shareholders	$(9,708)	$57,702	$115,120	$212,642
	Depreciation and Amortization	35,602	32,923	150,137	129,946
	Depreciation and Amortization of Unconsolidated Joint Ventures	3,200	3,765	11,898	11,204
	Gain on Sale of Properties	(16,629)	(25,065)	(70,066)	(83,907)
	(Gain) Loss on Sale of Properties of Unconsolidated Joint Ventures	10	(2,171)	(2)	(2,169)
	Funds from Operations--Basic	$12,475	$67,154	$207,087	$267,716
	Funds from Operations Per Common Share--Basic	$0.14	$0.80	$2.45	$3.13
	Funds from Operations--Diluted	$12,475	$68,250	$207,087	$272,123
	Funds from Operations Per Common Share--Diluted	$0.14	$0.78	$2.44	$3.06
	Weighted Average Shares Outstanding--Basic	86,664	84,286	84,474	85,504
	Weighted Average Shares Outstanding--Diluted	86,876	87,379	84,917	88,893

		December 31,	December 31,
		2008	2007
	CONSOLIDATED BALANCE SHEETS	(Unaudited)	(Audited)
	Property	$4,915,472	$4,972,344
	Accumulated Depreciation	(812,323)	(774,321)
	Investment in Real Estate Joint Ventures and Partnerships	357,634	300,756
	Notes Receivable from Real Estate Joint Ventures and Partnerships	232,544	81,818
	Unamortized Debt and Lease Costs	119,951	114,969
	Accrued Rent and Accounts Receivable, net	103,873	94,607
	Cash and Cash Equivalents	58,946	65,777
	Restricted Deposits and Mortgage Escrows	33,252	38,884
Other		105,350	98,509
	Total Assets	$5,114,699	$4,993,343

Debt		$3,171,537	$3,165,059
	Accounts Payable and Accrued Expenses	179,432	155,137
Other		90,461	104,439
	Total Liabilities	3,441,430	3,424,635

	Commitments and Contingencies	41,000

	Minority Interest	204,031	96,885

	Preferred Shares of Beneficial Interest	8	8
	Common Shares of Beneficial Interest	2,625	2,565
	Treasury Shares of Beneficial Interest		(41)
	Accumulated Additional Paid-In Capital	1,475,397	1,442,027
	Net Income in Excess of (Less Than) Accumulated Dividends	(20,116)	42,739
	Accumulated Other Comprehensive Loss	(29,676)	(15,475)
	Total Shareholders' Equity	1,428,238	1,471,823
	Total Liabilities and Shareholders' Equity	$5,114,699	$4,993,343

Weingarten Realty Investors
Reconciliation of Funds from Operations for Exclusion of Non-Recurring Transactions

	Three Months Ended	Twelve Months Ended
	December 31, 2008	December 31, 2008

Funds from Operations per Common Share - Diluted as Reported	$0.14	$2.44

Gain on Redemption of Convertible Senior Unsecured Notes	(0.13)	(0.13)

Impairment Loss, net of taxes	0.54	0.54

Write-off of Predevelopment Costs, net of taxes	0.16	0.20

Reduction of Incentive Compensation Accrual	(0.04)	(0.05)

Gain on Swap Settlement	-	(0.03)

Redemption Costs of Preferred G Shares	-	0.02

Hurricane Ike Costs	-	0.02

Severance Costs	0.02	0.03

Losses on Assets Held in Grantor Trust	0.03	0.06

Adjusted Funds from Operations per Common Share - Diluted	$0.72	$3.11